Exhibit 99.1

VaxGen Provides Update Regarding Financial Statements

and Anthrax Vaccine Program

BRISBANE, Calif. – November 1, 2005 – VaxGen, Inc. (Pink Sheets: VXGN.PK) announced today that it expects to file all of its currently outstanding financial statements on a rolling basis in the first quarter of 2006. Additionally, the company expects to file an Annual Report on Form 10-K for the year ended December 31, 2005 and to be current with all of its financial statements in the second quarter of 2006. VaxGen expects to apply for relisting on the Nasdaq as soon as it is current with all of its financial statements.

VaxGen’s currently outstanding financial statements consist of an amended Annual Report on Form 10-K/A for the year ended December 31, 2003, which will include restated financial statements for 2001, 2002 and 2003; an Annual Report on Form 10-K for the year ended December 31, 2004; and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2004 and 2005.

VaxGen has made significant progress toward filing its financial statements since the company last provided an update in July 2005.

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An independent valuation of Celltrion, Inc., VaxGen’s minority owned manufacturing facility in South Korea, has been completed. The valuation is a critical component of an ongoing audit of Celltrion under U.S. Generally Accepted Auditing Standards (GAAS);

•	VaxGen has provided ongoing support to Celltrion to expedite the preparation of Celltrion’s financial statements under U.S. Generally Accepted Accounting Principles (GAAP); and
•	The audit of VaxGen’s U.S. operations through 2004 is substantially complete.

The audit of Celltrion, for the period from inception in 2002 through December 31, 2004, is required so that VaxGen can record its share of Celltrion’s results in its own financial statements using the equity method of accounting. Once the Celltrion audit is completed, VaxGen believes it will be able to rapidly complete the preparation of its own restated financial statements and filings for 2001, 2002 and 2003 as well as annual and quarterly financial statements and filings for 2004 and 2005.

“The completion of the Celltrion valuation was a significant step forward,” said Kevin Lee, CPA, VaxGen’s Acting Chief Financial Officer. “However, it became clear recently that additional audit work will be required to complete the Celltrion audit. We look forward to Celltrion completing its audit soon so that VaxGen can proceed toward filing its own financial statements.”

Next-Generation Anthrax Vaccine Program

VaxGen also announced that it anticipates beginning deliveries of its recombinant anthrax vaccine to the U.S. government in the fourth quarter of 2006. This is an update to the company’s plan to initiate deliveries starting in the first half of 2006. The shift in timeline is largely due to evolving regulatory requirements and product enhancements, which will be incorporated into the manufacture of vaccine used in VaxGen’s forthcoming second Phase II trial and for supplies to the U.S. government’s Strategic National Stockpile of biodefense products.

“Programmatic shifts are to be expected given the evolving nature of civilian biodefense, and they in no way weaken confidence in our ability to produce a safe and effective anthrax vaccine,” said Lance K. Gordon, Ph.D., VaxGen’s President and Chief Executive Officer. “We have already established commercial-scale manufacture at a purity level exceeding 95%. And we recently showed for the first time that a vaccine can improve survival from inhalation anthrax in a pre-clinical model, even if administered after exposure. We remain confident that our anthrax vaccine will provide our government with an excellent means to protect its citizens against the threat of anthrax as a weapon of bioterrorism.”

As part of the commercial regulatory pathway for biodefense products, VaxGen is required to prove efficacy of its vaccine in animal models. A recently announced study demonstrated a statistically significant improvement in survival when combining VaxGen’s rPA vaccine with antibiotics. This study, which used a post-exposure model developed by the National Institutes of Allergy and Infectious Disease and Battelle Memorial Institute, was the first to evaluate post-exposure efficacy for an anthrax vaccine.

VaxGen is committed to meeting the requirements of its contract with the Department of Health and Human Services (HHS) to provide 75 million doses of a recombinant anthrax vaccine for civilian biodefense. The company has kept HHS closely apprised of its progress and the company’s projected timeline for initiation of deliveries. VaxGen believes its discussions with HHS will lead to an amendment to the company’s contract to accommodate the revised timeline.

About VaxGen

VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases, including anthrax, smallpox and Meningitis B. The company has been awarded an $877.5 million U.S. government contract to provide 75 million doses of its recombinant anthrax vaccine for civilian biodefense. Based in Brisbane, Calif., VaxGen operates a wholly owned manufacturing facility in California and owns 22% of Celltrion, Inc., a South Korean operation established to provide contract manufacturing to the global pharmaceutical industry. For more information, please visit the company’s web site at: http://www.vaxgen.com.

Note: This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements include without limitation, the timing and progress of the completion of the audit of Celltrion or VaxGen; the preparation or filing with the SEC of the Company’s periodic reports; the timing, progress or ability of the Company to file an application to relist on The Nasdaq Stock Market; the outcome or decision of Nasdaq as to any listing application filed; the timing and progress of the Company’s anthrax vaccine development; the timing of any deliveries of anthrax vaccine to the Strategic National Stockpile; and the likelihood, timing or content of any amendment to the Company’s contract with HHS. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Item 8.01 of the company’s Current Report on Form 8-K filed by VaxGen on March 31, 2005, under the heading “Risk Factors” for a more detailed description of such risks. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contacts:

Media:

Paul Laland

Vice President, Public Affairs

(650) 624-2345

Investors and Financial Analysts:

Lance Ignon

Vice President, Corporate Affairs

(650) 624-1016